Company Contact:  Charles Jarrett                    Donna P. Gardner
                  President & COO                    VP/Treasurer
                  Don Kiser, VP & CPO                (360) 423-9800

               COWLITZ BANCORPORATION ANNOUNCES THAT FIRST QUARTER
                       RESULTS WILL BE BELOW EXPECTATIONS

         LONGVIEW, WA March 30, 1999 - Cowlitz Bancorporation (NASDAQ: CWLZ), the holding company for Cowlitz Bank and Business Finance Corporation, today announced that first quarter net income would fall short of analyst's expectations. First quarter earnings will be in a range of $.01 to $.02 per share. The reduction in previously expected net income for 1999's first quarter is primarily due to additional provision for loan losses and the opening of a loan office in Vancouver, Washington.

         The September 1998 acquisition of Business Finance Corporation (BFC) diversified Cowlitz' lending programs economically and geographically and provided additional income for Cowlitz in 1998. During the first quarter of 1999, the Company has determined that approximately $350,000 in receivables purchased by BFC may not be collectible. These receivables have been charged off and the company has taken a corresponding increase in provisions for loan losses in the first quarter.

         "Early in February, we opened a new loan office in Vancouver, WA to expand Cowlitz' market; however, start up costs are impacting early 1999 results and a normal phasing-in period will pass before this office begins to be profitable," said Charles Jarrett, President and Chief Operating Officer. Vancouver is located in Clark County, which is considered on of the fastest growing counties in the United States.

         "The lending environment in Cowlitz County has been slower than usual this winter, and loan volume for early 1999 will be below year-ago levels," noted Don Kiser, Vice President and Chief Financial Officer. "Cowlitz Bank is the dominant lender in Cowlitz County, its primary lending market."

         "Our talented staff is devoting additional time in marketing efforts with the expectation that these situations will improve, leading to a resumption of growth later this year. We are dedicated to providing the best available financial services to our local communities," Jarrett added.

         At December 31, 1998, Cowlitz reported total assets of $178.3 million, loans of $130.2 million, and total deposits of $122.4 million. Tangible book value equaled $6.95 per share. Cowlitz has paid four quarterly cash dividends since its Initial Public Offering in March 1998.

         Cowlitz Bancorporation's wholly-owned subsidiary, Cowlitz Bank, is the only community bank headquartered in Cowlitz County - which is 40 miles north of Portland, Oregon. The bank offers commercial banking services primarily to small and medium sized businesses, professionals and retail customers. Cowlitz' Business Finance Corporation subsidiary provides asset based financing to companies throughout the Western United States. CWLZ shares closed at $7.0625 per share yesterday, March 29, 1999.

NOTE:  Transmitted on PR Newswire at   p.m. PST, March 30, 1999.